Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-223744) of NantHealth, Inc., and

(2)	Registration Statement (Form S-8 Nos. 333-211886 and 333-225670) pertaining to the 2016 Equity Incentive Plan and Phantom Unit Plan of NantHealth, Inc.

of our report dated  March 29, 2019 with respect to the consolidated financial statements of NantOmics, LLC and subsidiaries, which comprise the consolidated balance sheet as of December 31, 2018, and the related consolidated statements of operations and comprehensive loss, changes in members’ equity, and cash flow for the year ended December 31, 2018, and the related notes to the consolidated financial statements.

/s/ Ernst & Young LLP

Los Angeles, California
March 29, 2019